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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Rosa                               Nick            E.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     200 World Trade Center
--------------------------------------------------------------------------------
                                    (Street)
     Chicago                           IL                    60654
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     March 1, 1999
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ###-##-####
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Monsanto Company, MTC
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Co-President, Nutrition and Consumer Products
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                            26,000(1)                        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                               401                           I                    401(k) Plan
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

 Option (Right to Buy)  2/28/93    2/27/02        Common Stock             22,500           $12.23            D
------------------------------------------------------------------------------------------------------------------------------------
 Option (Right to Buy)  2/26/94    2/25/03        Common Stock             25,000           $ 9.32            D
------------------------------------------------------------------------------------------------------------------------------------
 Option (Right to Buy)  4/26/97    4/25/06        Common Stock             50,000           $27.64            D
------------------------------------------------------------------------------------------------------------------------------------
 Option (Right to Buy)  4/26/97    4/25/06        Common Stock             75,000           $31.89            D
------------------------------------------------------------------------------------------------------------------------------------
 Option (Right to Buy)  4/26/97    4/25/06        Common Stock             75,000           $36.44            D
------------------------------------------------------------------------------------------------------------------------------------
 Option (Right to Buy)  4/26/97    4/25/06        Common Stock             50,000           $41.00            D
------------------------------------------------------------------------------------------------------------------------------------
 Option (Right to Buy)  2/27/98(2) 2/26/07        Common Stock             43,330           $33.65            D
------------------------------------------------------------------------------------------------------------------------------------
 Option (Right to Buy)  2/26/02(3) 2/25/08        Common Stock             37,310           $50.219           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Includes 20,000 shares owned through Monsanto Company's Executive Stock Purchase Incentive Plan.
(2) 5,612 options will not be exercisable until February 27, 2006.
(3) Number of options exercisable on such date is dependent on performance criteria. Remainder will become exercisable on February 26, 2007.


     /s/Nick E. Rosa                                        March 24, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Nick E. Rosa
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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